                                                                  EXHIBIT B.3



              [INDICATIVE TERMS FOR DISCUSSION ONLY.  THE SUMMARY THAT FOLLOWS
                      IS SUBJECT TO CREDIT APPROVAL AND DOES NOT CONSTITUTE
                                      AN OFFER OR COMMITMENT]

                                        NORTHEAST UTILITIES
                              THE CONNECTICUT LIGHT AND POWER COMPANY
                              WESTERN MASSACHUSETTS ELECTRIC COMPANY

                                         Summary of Terms
                                    First Amendment and Waiver
                         $313,750,000 Three-Year Revolving Credit Facility




Facility:              $313,750,000 Credit Agreement, dated as of November 21,
                       1996 (the "Original Credit Agreement"), among Northeast
                       Utilities, The Connecticut Light and Power Company and
                       Western Massachusetts Electric Company (the "Borrowers";
                       individually, a "Borrower"), the banks and co-agents named therein and Citibank, N.A., as administrative agent, as amended by the First Amendment and Waiver described in this Summary of Terms. Capitalized terms used in this Summary of Terms and not otherwise defined shall have the meanings ascribed thereto in the Original
                       Credit Agreement.

Waivers: Under the First Amendment and Waiver, the Lenders will waive, on a permanent basis, compliance by NU with the interest coverage ratio set forth in Section 7.03(b) of the Original Credit Agreement for the fiscal quarter ended December 31, 1996. Through amendments to Sections 7.03(a) (Common Equity Ratio) and 7.03(b) (Interest Coverage Ratio), the Lenders will effectively waive anticipated future non-compliances with those ratios.

Amendment Fee:         In consideration of the Majority Lenders entering into
                       the First Amendment and Waiver, an Amendment Fee to each Lender executing the First Amendment and Waiver equal to 25 basis points of each such Lender's commitment, payable to the Agent on behalf of such Lenders on the Closing Date.


Borrower
Sublimits:             Upon execution and delivery of the First Amendment and
                       Waiver, the Borrower Sublimit for NU will be reduced from $150,000,000 to zero, and all outstanding Advances to NU will be repaid. If, for any two consecutive fiscal quarters, each Borrower shall maintain an interest coverage ratio of at least 2.50:1.0, the NU Sublimit shall be reinstated to $50,000,000.

                       The Borrower Sublimit for WMECO and CL&P will be $150,000,000 and $313,750,000 respectively, provided, however, such Borrower Sublimits shall be reduced from time to time as necessary such that at all times the Borrower Sublimit of CL&P or WMECO, as the case may be, does not exceed the aggregate principal amount of the Collateral FMBs (as defined below) of CL&P or WMECO, respectively, securing the Facility.

Closing Date:          May 30, 1997, or such other date as may be agreed upon
                       by the Borrowers and the Agents.

Security:              NU's obligations under the Facility will be unsecured.

                       The obligations of CL&P and WMECO under the Facility will be secured by special series of first mortgage bonds of those Borrowers on the terms and in the manner set forth on Annex A to this Summary of Terms (the "Collateral FMBs").

Financial
Covenants:             Each of the following Financial Covenants shall be
                       amended and restated as follows:

Common Equity
Ratio: Each of the Borrowers will be required to maintain at all times a ratio of Common Equity to Total Capitalization as follows:

                             1997                        1998 and Thereafter
  NU (Consol.)               0.31:1.00                   0.32:1.00
      CL&P                   0.31:1.00                   0.32:1.00
      WMECO                  0.31:1.00                   0.32:1.00


Interest Coverage Ratio: Each of the Borrowers will be required to maintain for each fiscal quarter in each fiscal year a ratio of Operating Income to Interest Expense as follows:


                      4Q             1Q and 2Q            3Q 1998 and            4Q and
                     1997                1998             thereafter           thereafter
    NU                  ---              1.75:1.00         2.00:1.00            2:50:1:00
(Consol.)
   CL&P              1.25:1.00           1.50:1.00         2.00:1.00            2:50:1.00
   WMECO             1.25:1.00           1.50:1.00         2.00:1.00            2.50:1.00



                       Dividend Paying Availability: Section 7.03(c) of the Original Credit Agreement will not be amended.

Other Covenants:       NU Debt.  Section 7.02(d) of the Original Credit
                       Agreement will be amended by increasing the amount of Debt permitted under clause (iii) thereof from $50,000,000 to $100,000,000. Furthermore, Schedule III
                       (NU Debt) to the Original Credit Agreement will be amended to include NU's guarantee of the obligations of The Rocky River Realty Company under (i) the 8.81% Cigna
                       Investments, Inc. Series A Note due 2007 and (ii) the 8.82% Cigna Investments, Inc. Series B Note due
                       2017. The aggregate amount outstanding under the aforementioned Notes as of December 31, 1996 was $38,444,385. The aforementioned Debt was inadvertently omitted from Schedule III at the time of the initial closing of the Original Credit Agreement.

                       Limitations on First Mortgage Bonds, etc. Section 7.02(e) and such other sections of the Original Credit Agreement as determined by the Agents shall each be amended to permit CL&P and WMECO to issue the Collateral FMBs.

Representations and
Warranties:            Section 6.01 of the Original Credit Agreement will be
                       amended by adding appropriate representations and warranties of CL&P and WMECO concerning the validity, enforceability and lien priority of the Collateral FMBs
                       (and such representations and warranties shall be accurate as of the Closing Date).

Events of Default:     Section 8.01 of the Original Credit Agreement will be
                       amended by inserting the following additional Events of
                       Default:

                       (a) any Collateral FMB shall for any reason (iii) cease to be entitled to the benefits and security of the first mortgage indenture to which WMECO or CL&P, as the case may be, is a party, equally and ratably with all other mortgage bonds outstanding under such first mortgage indenture,
                              (iv) become subject to any Lien, except
                              for any Lien in favor of the Collateral Agent for the benefit of the Lenders, or (v) cease to be a legal, valid and binding obligation of WMECO or CL&P, as the case may be; or

                       (b) at any time the first mortgage indenture to which WMECO or CL&P, as the case may be, is a party, shall for any reason fail to constitute a valid and direct first priority Lien, upon substantially all the properties referred to in the granting clauses of such first mortgage indenture; or the Collateral Agent shall for any reason fail to have a valid and perfected first priority security interest in the related Collateral FMB.

Conditions Precedent
to Effectiveness:      (a)    Finalized and fully-executed definitive First
                              Amendment and Waiver, duly issued Collateral FMBs and other related documents (the "Amendment
                              Documents") satisfactory to the Agents and the Majority Lenders.

                       (b) Certified copies of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of the Amendment Documents to be delivered by it.

                       (c) A certificate of incumbency signed by the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign the Amendment Documents to be delivered by it.

                       (d) Certified copies of the orders of the Securities and Exchange Commission ("SEC"), the Connecticut DPUC and the Massachusetts DPU approving the transactions contemplated by the Amendment Documents, and any other governmental and regulatory approval, order, etc., necessary for the consummation of the transactions contemplated by the Amendment Documents.

                       (e) Opinions of counsel for the Borrowers acceptable to the Agents, as to such matters as the Majority Lenders may reasonably request.

                       (f) Copies of audited consolidated financial statements of each Borrower, as at and for the fiscal year ended December 31, 1996, which shall be satisfactory to the Majority Lenders.

Governing Law:         State of New York except that the Collateral FMBs will
                       be governed by the laws of Connecticut (in the case of CL&P) and Massachusetts (in the case of WMECO).

Counsel to the
Administrative Agent:  King & Spalding.

Expenses:              The Borrowers shall reimburse the Administrative Agent
                       for all of its reasonable out-of-pocket expenses
                       (including fees and expenses of counsel to the Administrative Agent) incurred in the negotiation and execution of the Amendment Documents, whether the transaction contemplated is actually completed or the Amendment Documents are signed.

All other terms and conditions of the Amendment Documents shall be subject to further discussion and mutual agreement.

                                              ANNEX A

Security:      The obligations of CL&P and WMECO under the Facility will be secured as follows:

               (a) Each of CL&P and WMECO will cause to be issued to Citibank, N.A., as collateral agent (the "Collateral Agent"), a single First Mortgage Bond of a special series created for the purpose of securing such Borrower's principal, interest and Facility Fee obligations under the Facility (in each case a "Collateral FMB") in a principal amount equal to the Borrower Sublimit of CL&P or WMECO, as applicable.

               (b) Each Collateral FMB will rank pari passu with all other first mortgage bonds of CL&P or WMECO, as the case may be, and be entitled to the benefits of the relevant first mortgage indenture.

               (c) Each Collateral FMB will bear interest in such amounts and be payable at such times as is sufficient to pay all interest on the Advances made to CL&P or WMECO, as the case may be, under the Facility and each such Borrower's share of the Facility Fee payable under the Facility.

               (d) Payments by CL&P or WMECO, as the case may be, of its principal, interest or Facility Fee obligations under the Facility shall be deemed to satisfy the corresponding payment obligations under the related Collateral FMB and vice versa.

               (e) Upon any acceleration of the Advances made to CL&P or WMECO, a like principal amount of the related Collateral FMB shall become immediately due and payable.